Exhibit 10.32

AXT, INC.

FISCAL 2009 EXECUTIVE INCENTIVE BONUS PLAN

The following are the terms of the 2009 Executive Bonus Plan approved by the Compensation Committee of the Board of Directors of AXT, Inc. (the “Company”) on December 8, 2008 (the “Plan”).

A.                                    Purpose

1.                                       The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers and all other officers of the Company for driving the Company to achieve specific corporate objectives.

2.                                       The Plan provides for the payment of quarterly cash bonuses based upon Company financial targets and individual performance target objectives.

B.                                    Eligibility

1.                                       Those eligible to participate in the Plan are the Company’s executive officers as determined pursuant to Section 16 of the Securities Exchange Act of 1934, as amended and any other officers of the Company designated by the Compensation Committee (each, an “Officer” and collectively, the “Officers”).

C.                                    Determination of Bonus Amounts

1.                                       The Compensation Committee has determined that each individual Officer will have an “Individual Bonus Percentage” and an “Individual Target Bonus” as defined below, which will vary depending on such Officer’s position and responsibilities in the Company.

2.                                       Bonuses payable will be determined based upon achievement of corporate financial targets (the “Corporate Targets”) and individual targets established for each Officer (the “Individual Targets”).  Achievement of the Corporate Targets will represent 80% of the total bonus, and achievement of the Individual Targets will represent 20% of the total bonus.  The Corporate Targets shall be comprised of four financial targets, revenue (“Total Revenue Target”), gross profit (“Gross Profit Target”), operating expense (“Operating Expense Target”) and net income (“Net Income Target”).  The actual quarterly Corporate Targets are as set forth on Exhibit A hereto and incorporated herein.

3.                                       The Corporate Targets are weighted 10% for each of the Total Revenue Target, Gross Profit Target and Operating Expense Target, and 50% for the Net Income Target, for a total of 80% of the total bonus.  Accordingly, the “Corporate Target Achievement Multiplier” means, for each quarter, the sum of the (a) actual Total Revenue for such quarter divided by the Total Revenue Target multiplied by 0.1, (b) actual Gross Profit for such quarter divided by the Gross Profit Target multiplied by 0.1, (c) actual Total Operating Expense for such quarter divided by Operating Expense Target multiplied by 0.1, and (d) actual Total Net Income for such quarter divided by the Net Income Target multiplied by 0.5, subject to Section 4 below.

4.                                       The threshold achievement for each Corporate Target is 90% of the Company’s operating plan for such target for such quarter, and the maximum achievement for each Corporate Target is 120% of the Company’s operating plan for such target for such quarter.  A minimum threshold net income level must be achieved before any bonus will be payable (the “Threshold Net Income”).  In the event that actual Net Income is negative for any particular quarter, the Corporate Target Achievement Multiplier shall be deemed to be equal to zero.  In addition, no Corporate Target shall be deemed achieved unless a minimum threshold of greater than 90% attainment of the target for such Corporate Target for such quarter, as set forth on Exhibit A, is achieved, and no bonus shall be payable for any period in which the Company does not achieve at least 90% for all three of the corporate financial objectives, including the effect of the bonus payable.  Achievement beyond 100%, being in excess of 120% of the operating plan, shall result in no additional bonus being paid.

In no event shall the Individual Bonus Earned by any Officer in any quarter represent more than 120% of the Quarterly Individual Target Bonus, and in no event shall achievement of any individual Corporate Target represent more than 120% of such Corporate Target for such quarter (i.e, achievement of the Total Revenue Target, Gross Profit Target and Operating Expense Target shall not represent more than 12% of the Corporate Target Achievement Multiplier in any quarter, and the Net Income Target shall not represent more than 60% of the Corporate Target Achievement Multiplier in any quarter, and the Individual Targets shall not represent more than 48% of the Individual Bonus Earned by any Officer in any quarter.

5.                                       The 80% portion of the bonus represented by achievement of the Corporate Targets shall be determined by multiplying the Corporate Target Achievement Multiplier times the result obtained by dividing the Individual Target Bonus by four.  The Corporate Target Achievement Multiplier does not vary based upon the Officer’s position and responsibilities and is applicable to all Officers.

6.                                       Achievement of the Individual Targets, representing 20% of the Plan, shall be determined each quarter by the Chief Executive Officer for all Officers other than the Chief Executive Officer, pursuant to objectives established by the Chief Executive Officer for each such Officer.  Achievement of the Individual Targets by the Chief Executive Officer shall be determined each quarter by the Compensation Committee, based upon objectives established by the Compensation Committee each quarter for the Chief Executive Officer.

D.                                    Individual Target Percentages

1.                                       “Individual Bonus Percentage” means the percentage of a respective Officer’s base salary that is targeted as a bonus payment under the Plan assuming exactly one hundred percent achievement by the Company of each of the Corporate Targets and Individual Targets (as defined below).  The Individual Bonus Percentage for each Officer is set as a percentage of base salary and varies based upon the Officer’s position and responsibilities.  The Individual Bonus Percentage for each Officer under the Plan is as follows:

Name	Target Bonus
Philip C.S. Yin	57.75
Minsheng Lin	46.2
Wilson Cheung	42
Davis Zhang	31.5
Robert Ochrym	52.5
John Cerilli	42
Raymond Low	21

2.                                       “Individual Target Bonus” for each fiscal year means the amount equal to a respective Officer’s base salary multiplied by such Officer’s Individual Bonus Percentage.   The Individual Target Bonus for each quarter shall be one-fourth of the annual Individual Target Bonus.  The “Quarterly Individual Target Bonus” shall be the Individual Target Bonus divided by four.  The “Individual Bonus Earned” means the amount equal to Individual Target Bonus multiplied by the Corporate Target Achievement Multiplier.  The maximum amount of funds available for distribution to Officers under the Plan shall be equal to the sum of each Officer’s Individual Target Bonus.

E.                                      Plan Changes

1.                                       The Board or the Compensation Committee may modify the financial performance goals at any time based on changes in business conditions during the year and may grant bonuses to Officers even if the financial performance goals are not met.  In its discretion, the Compensation Committee may, either at the time it grants an award under the Plan or at any time thereafter, provide for the adjustment of the award formula applicable to an award granted to any participant under the Plan to reflect such participant’s individual performance in his or her position with the Company or such other factors as the Compensation Committee may determine.  Notwithstanding the attainment of any performance goal under the Plan, the Compensation Committee shall have the discretion, on the basis of such criteria as it may establish, to reduce the amount of or to eliminate any final award that would otherwise be paid, and retains the absolute discretion to amend, modify or terminate the Plan at any time.

2.                                       Nothing in this Plan will interfere with or limit in any way the right of the Company or the right of any individual to terminate the employment relationship at any time, with or without cause.